Exhibit 99.1

For Immediate Release

April 19, 2023

John Marshall Bancorp, Inc. Reports Solid 1st Quarter 2023 Earnings

Conservative Operating Philosophy Demonstrated by Continued Balance Sheet Strength

Reston, VA – John Marshall Bancorp, Inc. (Nasdaq: JMSB) (the “Company”), parent company of John Marshall Bank (the “Bank”), reported its financial results for the three months ended March 31, 2023.

Selected Highlights

●	Pristine Asset Quality – For the fourteenth consecutive quarter, the Company had no nonperforming loans, no other real estate owned, and no loans 30 days or more past due. As of March 31, 2023, there were no loans 15 days or more past due. There were no charge-offs during the quarter. The Company remains steadfast in adhering to our strict underwriting standards and the diligent management of the portfolio.
●	Increased Core Funding Percentage – The Company reduced wholesale funding sources $3.8 million or 1.0% during the three months ended March 31, 2023. The Bank had no borrowings as of March 31, 2023. As a percentage of total funding sources, core customer funding sources, as defined in the deposit detail table included with this release, increased from 80.9% for the three months ended December 31, 2022 to 81.1% for the three months ended March 31, 2023. The Company prides itself on its strong customer relationships and providing our customers access to decision makers.
●	Strong Liquidity Position – The Company’s liquidity position, defined as the sum of cash, unencumbered securities and available secured borrowing capacity, totaled $852.6 million as of March 31, 2023. On March 12, 2023, the Federal Reserve made available the Bank Term Funding Program (“BTFP”) which enhances the ability of banks to borrow greater amounts against certain high-quality, unencumbered investments. To date, while the Company has been approved to participate in the BTFP, we have chosen not to do so. If the Company were to avail itself of the BTFP, we estimate an incremental increase in our liquidity position of approximately $35.2 million, increasing our potential liquidity to $887.8 million as of March 31, 2023. As of March 31, 2023, the Company had only 36% of deposits that were not insured or not collateralized by securities. The Company’s liquidity position meaningfully exceeds uninsured deposits as of March 31, 2023.
●	Well-Capitalized with Significant Loss Absorption Capability – The Bank’s capital ratios remain well above regulatory thresholds for well-capitalized banks. As of March 31, 2023, the Bank’s regulatory capital ratios exceeded those as of December 31, 2022 and March 31, 2022. While current regulatory accounting principles do not require us to reflect unrealized losses on our fixed income securities, the Bank would continue to remain well above regulatory thresholds for well-capitalized banks at March 31, 2023 in the hypothetical scenario where the entire bond portfolio was sold at fair market value and the losses realized (Non-GAAP). Refer to “Explanation of Non-GAAP Measures” and the “Reconciliation of Certain Non-GAAP Financial Measures” table for further details about financial measures used in this release that were determined by methods other than in accordance with United States generally accepted accounting principles (“GAAP”).

Bank Regulatory Capital Ratios (As Reported)
	Well-Capitalized Threshold	March 31, 2023	December 31, 2022	March 31, 2022
Total risk-based capital ratio	10.0%	16.1%	15.6%	15.4%
Tier 1 risk-based capital ratio	8.0%	14.9%	14.4%	14.2%
Common equity tier 1 ratio	6.5%	14.9%	14.4%	14.2%
Leverage ratio	5.0%	11.5%	11.3%	10.8%

Bank Regulatory Capital Ratios (Hypothetical Scenario of Selling All Bonds at Fair Market Value - Non-GAAP)
	Well-Capitalized Threshold	March 31, 2023	December 31, 2022	March 31, 2022
Total risk-based capital ratio	10.0%	14.6%	13.8%	14.9%
Tier 1 risk-based capital ratio	8.0%	13.3%	12.6%	13.6%
Common equity tier 1 ratio	6.5%	13.3%	12.6%	13.6%
Leverage ratio	5.0%	12.3%	11.8%	12.0%

Chris Bergstrom, President and Chief Executive Officer, commented, “The first quarter of 2023 marked a period of significant change for the banking industry primarily resulting from the failures of two banks with business models not remotely similar to ours. John Marshall Bank has a long history of financial strength with a conservative operating philosophy. We believe our balance sheet is well-positioned. Our asset quality remains excellent with no nonperforming loans, no other real estate owned, and no loans 15 days or more past due at the end of the quarter.  Our quarter-end liquidity position represents over 113% of our uninsured or uncollateralized deposits or 117% if we elect to use the Federal Reserve’s Bank Term Funding Program. The Bank has no borrowings and our core funding percentage improved during arguably one of the most significant deposit shifts in modern American banking history. Our securities portfolio has a relatively short average life and is of exceptionally high-quality. Only $12 million of our bond portfolio is not covered by the implied guarantee of the United States government or one of its agencies and is largely comprised of high-quality Virginia and Maryland municipal bonds rated AA or better. Our capital position is significantly robust as of March 31, 2023. If our regulators compelled us to recognize our unrealized investment portfolio losses in our regulatory capital, we would remain well above regulatory thresholds for well-capitalized banks. The John Marshall Bank team remains prepared to assist existing and new customers in our market area with our competitive financial products and services focused around relationship banking, while providing continued access to the Bank’s decision makers. We are at the ready to continue to assist businesses and individuals where needed and when appropriate.”

Balance Sheet, Liquidity and Credit Quality

Total assets were $2.35 billion at March 31, 2023, $2.35 billion at December 31, 2022, and $2.25 billion at March 31, 2022. Asset growth from March 31, 2022 to March 31, 2023 was $101.7 million or 4.5%.

Total loans, net of unearned income, increased by 8.6% to $1.77 billion at March 31, 2023, compared to $1.63 billion at March 31, 2022. The increase in loans was primarily attributable to growth in the investor real estate, residential mortgage, and commercial owner-occupied real estate loan portfolios.

Total loans, net of unearned income, decreased $18.2 million during the quarter ended March 31, 2023 or 1.0% from $1.79 billion at December 31, 2022. The decrease in loans was primarily attributable to loan pay downs and payoffs exceeding originations in the construction and development, commercial business, and commercial owner occupied real estate loan portfolios. The Company continues to maintain its disciplined underwriting standards while prudently pursuing loan growth that provides acceptable risk-adjusted returns.

The carrying value of the Company’s fixed income securities investment portfolio was $438.7 million at March 31, 2023, $457.0 million at December 31, 2022, and $402.3 million at March 31, 2022. Only $12 million or 2.7% of our bond portfolio is not covered by the implied guarantee of the United States government or one of its agencies and is largely comprised of high-quality Virginia and Maryland municipal bonds rated AA or better. Nearly 70% of the fixed income portfolio is invested in amortizing bonds, which provides the Company with a source of steady cash flow. At March 31, 2023, the fixed income portfolio had an estimated weighted average life of 4.4 years. The available-for-sale portfolio comprises approximately 79% of the fixed income securities portfolio and had a weighted average life of 3.7 years. The held-to-maturity portfolio comprises approximately 21% of the fixed income securities portfolio and had a weighted average life of 7.2 years.

During the three months ended March 31, 2023, the Company sold $12.0 million of available-for-sale securities resulting in a pre-tax loss of $202 thousand. The sales were executed to manage the Company’s interest rate risk position, allow for the reinvestment of proceeds into higher yielding assets and as a risk management strategy to reduce the Company’s exposure to municipalities. The Company did not purchase any fixed income securities during the three months ended March 31, 2023.

The Company’s balance sheet remains highly liquid. The Company’s liquidity position, defined as the sum of cash, unencumbered securities and available secured borrowing capacity, totaled $852.6 million as of March 31, 2023 compared to $763.5 million as of December 31, 2022 and represented 36.3% and 32.5% of total assets, respectively.

Liquidity Trends
	March 31, 2023		December 31, 2022		September 30, 2022		June 30, 2022		March 31, 2022
	Amount	% of Assets	Amount	% of Assets	Amount	% of Assets	Amount	% of Assets	Amount	% of Assets
Cash	$103,359	4.4%	$61,599	2.6%	$74,756	3.2%	$120,887	5.2%	$182,361	8.1%
Unencumbered Securities	298,194	12.7%	313,618	13.4%	345,987	15.0%	351,675	15.2%	294,081	13.1%
Available Secured Borrowing Capacity	451,008	19.2%	388,257	16.5%	401,828	17.4%	402,840	17.4%	388,408	17.3%
Total Liquidity	$852,561	36.3%	$763,474	32.5%	$822,571	35.6%	$875,402	37.8%	$864,850	38.5%

If the Company were to avail itself of the BTFP, we estimate an incremental increase in our liquidity position of approximately $35.2 million, increasing our potential liquidity to $887.8 million as of March 31, 2023. In addition to available secured borrowing capacity, the Bank had available federal funds lines of $110.0 million at March 31, 2023.

Total deposits were $2.09 billion at March 31, 2023, $2.07 billion at December 31, 2022, and $1.98 billion at March 31, 2022. Deposits increased $20.9 million or 1.0%, when compared to December 31, 2022 and 5.3% when compared to March 31, 2022. The increase in deposits was primarily due to time deposit growth. As of March 31, 2023, the Company had $756.0 million of deposits that were not insured or not collateralized by securities, which represented only 36.2% of total deposits.

Total borrowings decreased by $25.5 million or 50.8% to $24.6 million at March 31, 2023 compared to $50.1 million at December 31, 2022 due to the repayment of $25.5 million in federal funds purchased. Total borrowings decreased $18.2 million or 42.5% when compared to March 31, 2022 primarily due to Federal Home Loan Bank (“FHLB”) advances that were called. The Company did not have any FHLB advances or federal funds purchased outstanding as of March 31, 2023.

Shareholders’ equity increased $15.9 million or 7.8% to $220.8 million at March 31, 2023 compared to $204.9 million at March 31, 2022. Book value per share was $15.63 as of March 31, 2023 compared to $14.68 as of March 31, 2022. The year-over-year change in book value per share was primarily due to the Company’s earnings over the previous twelve months, partially offset by an increase in accumulated other comprehensive loss, increased share count from shareholder option exercises and restricted share award issuances. The increase in accumulated other comprehensive loss was primarily attributable to increases in unrealized losses on our available-for-sale investment portfolio due to market value changes as a result of rising interest rates.

The Bank’s capital ratios at March 31, 2023 increased when compared to both the periods ended December 31, 2022 and March 31, 2022. We remain well above regulatory thresholds for well-capitalized banks. As of March 31, 2023, the Bank’s total risk-based capital ratio was 16.1%, compared to 15.4% at March 31, 2022.

The Company recorded no net charge-offs during the first quarter of 2023, no net charge-offs during the fourth quarter of 2022 and $1 thousand in net charge-offs during the first quarter of 2022. As of March 31, 2023, the Company had no non-accrual loans, no loans 15 days or more past due, and no other real estate owned assets.

At March 31, 2023, the allowance for loan credit losses was $21.6 million or 1.22% of outstanding loans, net of unearned income, compared to $20.2 million or 1.13% of outstanding loans, net of unearned income, at December 31, 2022. The increase in the allowance as a percentage of outstanding loans, net of unearned income, was primarily a result of the Company recognizing an incremental allowance upon adoption of the current expected credit losses (“CECL”) standard on January 1, 2023. The Company previously accounted for its allowance for loan losses under the incurred loss model.

At March 31, 2023, the allowance for credit losses on unfunded loan commitments was $1.0 million compared to $303 thousand at December 31, 2022. The increase in the allowance for credit losses on unfunded loan commitments was primarily the result of the Company’s adoption of the CECL standard on January 1, 2023. The Company previously accounted for its allowance for unfunded loan commitments under the incurred loss model.

The Company did not have an allowance for credit losses on held-to-maturity securities as of March 31, 2023 or upon adoption of CECL.

Income Statement Review

Net income for the first quarter of 2023 decreased $1.4 million or 17.9% to $6.3 million compared to $7.7 million for the first quarter of 2022. Earnings per diluted share for the three months ended March 31, 2023 were $0.44, a 20.0% decrease when compared to the $0.55 reported for the three months ended March 31, 2022.

Net interest income for the first quarter of 2023 decreased $3.5 million or 19.2% compared to the first quarter of 2022, driven primarily by the increase in the costs of interest-bearing liabilities outpacing the increase in yield on interest-earning assets. The yield on interest earning assets was 4.15% for the first quarter of 2023 compared to 3.68% for the same period in 2022. The increase in yield on interest earning assets was primarily due to higher yields on the Company’s loan and investment portfolios and deposits in banks as a result of increases in interest rates subsequent to the first quarter of 2022. The cost of interest-bearing liabilities was 2.25% for the first quarter of 2023 compared to 0.49% for the same quarter of the prior year. The increase in the cost of interest-bearing liabilities was primarily due to a 1.81% increase in the cost of interest-bearing deposits as a result of the repricing of the Company’s time deposits coupled with an increase in rates offered on money market, NOW, and savings deposit accounts since the first quarter of 2022. The annualized net interest margin for the fourth quarter of 2022 was 2.57% as compared to 3.34% for the same quarter of the prior year. The decrease in net interest margin was primarily due to the increase in cost of interest-bearing deposits, which was partially offset by an increase in yields on the Company’s interest-earning assets.

The Company recorded a $774 thousand release of provision for credit losses for the first quarter of 2023 compared to no provision for the first quarter of 2022. The release of provision for credit losses during the first quarter of 2023 was due to an $18.2 million decrease in gross loan balances and changes in qualitative factors in the CECL model.

Non-interest income increased $152 thousand or 36.7% during the first quarter of 2023 compared to the first quarter of 2022 (GAAP). The increase in non-interest income was primarily due to an increase of $206 thousand as a result of mark-to-market adjustments on investments related to the Company’s nonqualified deferred compensation plan. The Company also recognized customer interest rate swap fee income of $91 thousand, and increases in interchange and other fees as a result of higher customer activity and penalty fee income earned on the early withdrawal of certificates of deposit, respectively. These increases were partially offset by losses of $202 thousand recognized on the sale of $12.0 million of investment securities during the quarter. The sales were executed to manage the Company’s interest rate risk position, allow for the reinvestment of proceeds into higher yielding assets and as a risk management strategy to reduce the Company’s exposure to municipalities. Excluding mark-to-market adjustments on nonqualified deferred compensation plan investments and the loss on securities sold, non-interest income increased $149 thousand or 27.9% when compared to the same period in 2022 (Non-GAAP).

Non-interest expense decreased $1.0 million or 11.6% for the three months ended March 31, 2023 compared to the three months ended March 31, 2022. The decrease in non-interest expense was primarily due to decreases in salaries and employee benefits expense, professional fees, occupancy expense of premises, and furniture and equipment expense. The decrease in salaries and employee benefits was primarily due to a reduction in incentive compensation accruals when compared to the prior year quarter. Incentive compensation accruals can fluctuate materially from quarter to quarter, based upon the Company’s financial performance and conditions measured against, among other evaluation criteria, our strategic plan and budget. At the end of each year, the ultimate determination of the incentive compensation is approved by the Board of Directors. The decrease in professional fees was due to non-recurring professional fees incurred in the first quarter of 2022 as part of our registration with the Securities and Exchange Commission and timing of projects. The decrease in occupancy expense of premises was due to a decrease in office rent as a result of the renegotiation of certain leases. The decrease in furniture and equipment expense was due to lower depreciation expense on fixed assets. The decrease in non-interest expense was partially offset by increases in FDIC insurance expense, franchise tax expense, and director compensation expense. The increase in FDIC insurance expense was attributable to the FDIC increasing the base assessment rate for all insured depository institutions. The increase in franchise tax expense was due to an increase in the Bank’s equity as that is the basis the Commonwealth of Virginia uses to assess taxes on banking institutions. The increase in director compensation expense was due to the accelerated vesting of restricted stock awards as a result of the death of a director during the first quarter of 2023.

For the three months ended March 31, 2023, annualized non-interest expense to average assets was 1.35% compared to 1.61% for the three months ended March 31, 2022. The decrease was primarily due to lower salaries and employee benefit expense coupled with continued cost consciousness.

For the three months ended March 31, 2023, the annualized efficiency ratio was 51.7% compared to 47.9% for the three months ended March 31, 2022. The increase was primarily due to a decrease in net interest income, which was partially offset by an increase in non-interest income and a decrease in non-interest expense.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental non-GAAP information provides a better comparison of the impact of unrealized losses on the Company’s bond portfolio on the Bank’s regulatory capital ratios and period-to-period operating performance, respectively. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. Non-GAAP measures used in this release consist of the following:

●	The impact to the Bank’s regulatory capital ratios in the hypothetical scenario where the entire bond portfolio was sold at fair market value and the losses realized.
●	Non-interest income excluding the impact of mark-to-market adjustments on investments related to the Company’s nonqualified deferred compensation plan and losses recognized on the sale of available-for-sale securities.

These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Please refer to the Reconciliation of Certain Non-GAAP Financial Measures table for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.

For additional information, contact:

Christopher W. Bergstrom (703) 584-0840

Kent D. Carstater (703) 289-5922

About John Marshall Bancorp, Inc.

John Marshall Bancorp, Inc. is the bank holding company for John Marshall Bank. The Bank is a $2.35 billion bank headquartered in Reston, Virginia with eight full-service branches located in Alexandria, Arlington, Loudoun, Prince William, Reston, and Tysons, Virginia, as well as Rockville, Maryland, and Washington, D.C., with one loan production office in Arlington, Virginia. The Bank is dedicated to providing exceptional value, personalized service and convenience to local businesses and professionals in the Washington D.C. Metro area. The Bank offers a comprehensive line of sophisticated banking products and services that rival those of the largest banks along with experienced staff to help achieve customers’ financial goals. Dedicated Relationship Managers serve as direct points-of-contact, providing subject matter expertise in a variety of niche industries including Charter and Private Schools, Government Contractors, Health Services, Nonprofits and Associations, Professional Services, Property Management Companies, and Title Companies. Learn more at www.johnmarshallbank.com.

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the Bank include, but are not limited to the following: the concentration of our business in the Washington, D.C. metropolitan area and the effect of changes in the economic, political and environmental conditions on this market; adequacy of our allowance for credit losses; deterioration of our asset quality; future performance of our loan portfolio with respect to recently originated loans; the level of prepayments on loans and mortgage-backed securities; liquidity, interest rate and operational risks associated with our business; changes in our financial condition or results of operations that reduce capital; our ability to maintain existing deposit relationships or attract new deposit relationships; changes in consumer spending, borrowing and savings habits; inflation and changes in interest rates that may reduce our margins or reduce the fair value of financial instruments; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; additional risks related to new lines of business, products, product enhancements or services; increased competition with other financial institutions and fintech companies; adverse changes in the securities markets; changes in the financial condition or future prospects of issuers of securities that we own; our ability to maintain an effective risk management framework; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory structure and in regulatory fees and capital requirements; compliance with legislative or regulatory requirements; results of examination of us by our regulators, including the possibility that our regulators may require us to increase our allowance for credit losses or to write-down assets or take similar actions; potential claims, damages, and fines related to litigation or government actions; the effectiveness of our internal controls over financial reporting and our ability to remediate any future material weakness in our internal controls over financial reporting; geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing war between Russia and Ukraine) or public health events (such as COVID-19), and of governmental and societal responses thereto; technological risks and developments, and cyber threats, attacks, or events; the additional requirements of being a public company; changes in accounting policies and practices; our ability to successfully capitalize on growth opportunities; our ability to retain key employees; deteriorating economic conditions, either nationally or in our market area, including higher unemployment and lower real estate values; implications of our status as a smaller reporting company and as an emerging growth company; and other factors discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

# # #

John Marshall Bancorp, Inc.

Financial Highlights (Unaudited)
(Dollar amounts in thousands, except per share data)

	At or For the Three Months Ended
		March 31,
	2023		2022
Selected Balance Sheet Data
Cash and cash equivalents		$103,359		$182,361
Total investment securities		445,785		409,692
Loans, net of unearned income		1,771,272		1,631,260
Allowance for loan credit losses		21,619		20,031
Total assets		2,351,307		2,249,609
Non-interest bearing demand deposits		447,450		495,811
Interest bearing deposits		1,641,192		1,487,288
Total deposits		2,088,642		1,983,099
Federal funds purchased		- -		- -
Federal Home Loan Bank advances		- -		18,000
Shareholders' equity		220,823		204,855

Summary Results of Operations
Interest income		$23,453		$19,745
Interest expense		8,984		1,829
Net interest income		14,469		17,916
Provision for (recovery of) credit losses		(774)		- -
Net interest income after provision for (recovery of) credit losses		15,243		17,916
Non-interest income		566		414
Non-interest expense		7,770		8,786
Income before income taxes		8,039		9,544
Net income		6,304		7,674

Per Share Data and Shares Outstanding
Earnings per share - basic		$0.45		$0.55
Earnings per share - diluted		$0.44		$0.55
Book value per share		$15.63		$14.68
Weighted average common shares (basic)		14,067,047		13,783,034
Weighted average common shares (diluted)		14,156,724		13,991,692
Common shares outstanding at end of period		14,125,208		13,950,570

Performance Ratios
Return on average assets (annualized)		1.10%		1.40%
Return on average equity (annualized)		11.83%		14.76%
Net interest margin		2.57%		3.34%
Non-interest income as a percentage of average assets (annualized)		0.10%		0.08%
Non-interest expense to average assets (annualized)		1.35%		1.61%
Efficiency ratio		51.7%		47.9%

Asset Quality
Non-performing assets to total assets		0.00%		0.00%
Non-performing loans to total loans		0.00%		0.00%
Allowance for loan credit losses to non-performing loans		N/M		N/M
Allowance for loan credit losses to total loans		1.22%		1.23%
Net charge-offs (recoveries) to average loans (annualized)		0.00%		0.00%

Loans 30-89 days past due and accruing interest	$	- -	$	- -
Non-accrual loans		- -		- -
Other real estate owned		- -		- -
Non-performing assets (1)		- -		- -

Capital Ratios (Bank Level)
Equity / assets		10.3%		10.2%
Total risk-based capital ratio		16.1%		15.4%
Tier 1 risk-based capital ratio		14.9%		14.2%
Common equity tier 1 ratio		14.9%		14.2%
Leverage ratio		11.5%		10.8%

Other Information
Number of full time equivalent employees		142		141
# Full service branch offices		8		8
# Loan production or limited service branch offices		1		1

(1)	Non-performing assets consist of non-accrual loans, loans 90 days or more past due and still accruing interest, and other real estate owned.

John Marshall Bancorp, Inc.

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

				% Change
	March 31,	December 31,	March 31,	Last Three	Year Over
	2023	2022	2022	Months	Year
Assets	(Unaudited)	*	(Unaudited)
Cash and due from banks	$8,012	$6,583	$6,189	21.7%	29.5%
Interest-bearing deposits in banks	95,347	55,016	176,172	73.3%	(45.9)%
Securities available-for-sale, at fair value	340,159	357,576	298,103	(4.9)%	14.1%
Securities held-to-maturity, fair value of $81,966, $81,161, and $95,051 at 3/31/2023, 12/31/2022, and 3/31/2022, respectively.	98,507	99,415	104,177	(0.9)%	(5.4)%
Restricted securities, at cost	4,529	4,425	5,088	2.4%	(11.0)%
Equity securities, at fair value	2,590	2,115	2,324	22.5%	11.4%
Loans, net of unearned income	1,771,272	1,789,508	1,631,260	(1.0)%	8.6%
Allowance for credit losses	(21,619)	(20,208)	(20,031)	7.0%	7.9%
Net loans	1,749,653	1,769,300	1,611,229	(1.1)%	8.6%
Bank premises and equipment, net	1,451	1,219	1,532	19.0%	(5.3)%
Accrued interest receivable	5,471	5,531	4,354	(1.1)%	25.7%
Bank owned life insurance	21,270	21,170	21,093	0.5%	0.8%
Right of use assets	4,767	4,611	4,567	3.4%	4.4%
Other assets	19,551	21,274	14,781	(8.1)%	32.3%
Total assets	$2,351,307	$2,348,235	$2,249,609	0.1%	4.5%

Liabilities and Shareholders' Equity

Liabilities
Deposits:
Non-interest bearing demand deposits	$447,450	$476,697	$495,811	(6.1)%	(9.8)%
Interest-bearing demand deposits	677,834	691,945	760,074	(2.0)%	(10.8)%
Savings deposits	81,150	95,241	114,427	(14.8)%	(29.1)%
Time deposits	882,208	803,857	612,787	9.7%	44.0%
Total deposits	2,088,642	2,067,740	1,983,099	1.0%	5.3%
Federal funds purchased	- -	25,500	- -	N/M	N/M
Federal Home Loan Bank advances	- -	- -	18,000	N/M	N/M
Subordinated debt, net	24,645	24,624	24,845	0.1%	(0.8)%
Accrued interest payable	972	1,035	477	(6.1)%	103.8%
Lease liabilities	5,039	4,858	4,830	3.7%	4.3%
Dividend payable	- -	- -	2,790
Other liabilities	11,186	11,678	10,713	(4.2)%	4.4%
Total liabilities	2,130,484	2,135,435	2,044,754	(0.2)%	4.2%

Shareholders' Equity
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, nonvoting, par value $0.01 per share; authorized 1,000,000 shares; none issued	- -	- -	- -	N/M	N/M
Common stock, voting, par value $0.01 per share; authorized 30,000,000 shares; issued and outstanding, 14,125,208 at 3/31/2023 including 48,401 unvested shares, 14,098,986 at 12/31/2022 including 55,185 unvested shares, and 13,950,570 at 3/31/2022, including 60,366 unvested shares	141	141	139	- -%	1.4%
Additional paid-in capital	95,235	94,726	93,135	0.5%	2.3%
Retained earnings	150,642	146,630	122,510	2.7%	23.0%
Accumulated other comprehensive loss	(25,195)	(28,697)	(10,929)	(12.2)%	130.5%
Total shareholders' equity	220,823	212,800	204,855	3.8%	7.8%
Total liabilities and shareholders' equity	$2,351,307	$2,348,235	$2,249,609	0.1%	4.5%

* Derived from audited consolidated financial statements.

John Marshall Bancorp, Inc.

Consolidated Statements of Income
(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022	% Change
	(Unaudited)	(Unaudited)
Interest and Dividend Income
Interest and fees on loans	$20,425	$18,184	12.3%
Interest on investment securities, taxable	2,251	1,380	63.1%
Interest on investment securities, tax-exempt	19	30	(36.7)%
Dividends	75	60	25.0%
Interest on deposits in other banks	683	91	N/M
Total interest and dividend income	23,453	19,745	18.8%

Interest Expense
Deposits	8,559	1,323	N/M
Federal funds purchased	9	- -	N/M
Federal Home Loan Bank advances	67	30	123.3%
Subordinated debt	349	476	(26.7)%
Total interest expense	8,984	1,829	391.2%

Net interest income	14,469	17,916	(19.2)%

Provision for (recovery of) Credit Losses	(774)	- -	N/M

Net interest income after provision for (recovery of) credit losses	15,243	17,916	(14.9)%

Non-interest Income
Service charges on deposit accounts	72	77	(6.5)%
Bank owned life insurance	100	95	5.3%
Other service charges and fees	203	137	48.2%
Losses on sale of available-for-sale securities	(202)	- -	N/M
Insurance commissions	206	221	(6.8)%
Other income (loss)	187	(116)	N/M
Total non-interest income	566	414	36.7%

Non-interest Expenses
Salaries and employee benefits	4,912	6,027	(18.5)%
Occupancy expense of premises	470	493	(4.7)%
Furniture and equipment expenses	296	325	(8.9)%
Other expenses	2,092	1,941	7.8%
Total non-interest expenses	7,770	8,786	(11.6)%

Income before income taxes	8,039	9,544	(15.8)%

Income tax Expense	1,735	1,870	(7.2)%

Net income	$6,304	$7,674	(17.9)%

Earnings Per Share
Basic	$0.45	$0.55	(18.2)%
Diluted	$0.44	$0.55	(20.0)%

John Marshall Bancorp, Inc.

Historical Trends - Quarterly Financial Data (Unaudited)
(Dollar amounts in thousands, except per share data)

	2023	2022
	March 31	December 31		September 30		June 30		March 31
Profitability for the Quarter:
Interest income	$23,453		$23,557		$21,208		$19,555	$19,745
Interest expense	8,984		6,052		3,516		2,247	1,829
Net interest income	14,469		17,505		17,692		17,308	17,916
Provision for (recovery of) credit losses	(774)		175		- -		- -	- -
Non-interest income	566		718		450		109	414
Non-interest expenses	7,770		7,449		7,958		7,681	8,786
Income before income taxes	8,039		10,599		10,184		9,736	9,544
Income tax expense	1,735		2,397		2,139		1,854	1,870
Net income	$6,304		$8,202		$8,045		$7,882	$7,674

Financial Performance:
Return on average assets (annualized)	1.10%		1.40%		1.38%		1.41%	1.40%
Return on average equity (annualized)	11.83%		15.65%		15.07%		15.28%	14.76%
Net interest margin	2.57%		3.05%		3.10%		3.16%	3.34%
Non-interest income as a percentage of average assets (annualized)	0.10%		0.12%		0.08%		0.02%	0.08%
Non-interest expense to average assets (annualized)	1.35%		1.27%		1.36%		1.38%	1.61%
Efficiency ratio	51.7%		40.9%		43.9%		44.1%	47.9%

Per Share Data:
Earnings per share - basic	$0.45		$0.58		$0.57		$0.56	$0.55
Earnings per share - diluted	$0.44		$0.58		$0.57		$0.56	$0.55
Book value per share	$15.63		$15.09		$14.37		$14.80	$14.68
Dividends declared per share	$ - -	$	- -	$	- -	$	- -	$0.20
Weighted average common shares (basic)	14,067,047		14,019,429		13,989,414		13,932,256	13,783,034
Weighted average common shares (diluted)	14,156,724		14,131,352		14,108,286		14,085,160	13,991,692
Common shares outstanding at end of period	14,125,208		14,098,986		14,070,080		14,026,589	13,950,570

Non-interest Income:
Service charges on deposit accounts	$72		$84		$79		$84	$77
Bank owned life insurance	100		99		255		95	95
Other service charges and fees	203		187		175		157	137
Losses on securities	(202)		- -		- -		- -	- -
Insurance commissions	206		70		47		44	221
Other income (loss)	187		278		(106)		(271)	(116)
Total non-interest income	$566		$718		$450		$109	$414

Non-interest Expenses:
Salaries and employee benefits	$4,912		$4,436		$5,072		$4,655	$6,027
Occupancy expense of premises	470		458		461		482	493
Furniture and equipment expenses	296		336		323		341	325
Other expenses	2,092		2,219		2,102		2,203	1,941
Total non-interest expenses	$7,770		$7,449		$7,958		$7,681	$8,786

Balance Sheets at Quarter End:
Total loans	$1,771,272		$1,789,508		$1,725,114		$1,692,652	$1,631,260
Allowance for loan credit losses	(21,619)		(20,208)		(20,032)		(20,031)	(20,031)
Investment securities	445,785		463,531		473,478		473,914	409,692
Interest-earning assets	2,312,404		2,308,055		2,258,822		2,274,968	2,217,553
Total assets	2,351,307		2,348,235		2,305,540		2,316,374	2,249,609
Total deposits	2,088,642		2,067,740		2,063,341		2,043,741	1,983,099
Total interest-bearing liabilities	1,665,837		1,641,167		1,552,758		1,581,017	1,530,133
Total shareholders' equity	220,823		212,800		202,212		207,530	204,855

Quarterly Average Balance Sheets:
Total loans	$1,772,922		$1,759,747		$1,684,796		$1,641,914	$1,620,533
Allowance for loan credit losses	(21,481)		(20,042)		(20,032)		(20,031)	(20,032)
Investment securities	463,254		468,956		488,860		447,688	376,608
Interest-earning assets	2,295,677		2,289,061		2,277,325		2,204,709	2,183,897
Total assets	2,334,695		2,330,307		2,314,825		2,240,119	2,216,131
Total deposits	2,066,139		2,079,161		2,057,640		1,980,231	1,946,882
Total interest-bearing liabilities	1,621,131		1,566,902		1,547,766		1,504,574	1,505,854
Total shareholders' equity	220,282		207,906		212,147		206,967	210,900

Financial Measures:
Average equity to average assets	9.4%		8.9%		9.2%		9.2%	9.5%
Investment securities to earning assets	19.3%		20.1%		21.0%		20.8%	18.5%
Loans to earning assets	76.6%		77.5%		76.4%		74.4%	73.6%
Loans to assets	75.3%		76.2%		74.8%		73.1%	72.5%
Loans to deposits	84.8%		86.5%		83.6%		82.8%	82.3%

Capital Ratios (Bank Level):
Equity / assets	10.3%		10.0%		9.7%		9.9%	10.2%
Total risk-based capital ratio	16.1%		15.6%		15.4%		15.1%	15.4%
Tier 1 risk-based capital ratio	14.9%		14.4%		14.3%		14.0%	14.2%
Common equity tier 1 ratio	14.9%		14.4%		14.3%		14.0%	14.2%
Leverage ratio	11.5%		11.3%		11.0%		11.0%	10.8%

John Marshall Bancorp, Inc.

Loan, Deposit and Borrowing Detail (Unaudited)
(Dollar amounts in thousands)

	2023		2022
	March 31		December 31		September 30		June 30		March 31
Loans	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total
Commercial business loans	$41,204	2.3%	$44,788	2.5%	$44,967	2.6%	$47,654	2.8%	$52,569	3.2%
Commercial PPP loans	135	0.0%	136	0.0%	138	0.0%	224	0.0%	7,781	0.5%
Commercial owner-occupied real estate loans	363,495	20.6%	366,131	20.5%	362,346	21.1%	378,457	22.4%	339,933	20.9%
Total business loans	404,834	22.9%	411,055	23.0%	407,451	23.7%	426,335	25.2%	400,283	24.6%

Investor real estate loans	660,740	37.4%	662,769	37.1%	622,415	36.1%	598,501	35.5%	553,093	34.0%
Construction & development loans	179,606	10.2%	195,027	11.0%	199,324	11.6%	189,644	11.2%	219,160	13.4%
Multi-family loans	88,670	5.0%	89,227	5.0%	106,460	6.2%	106,236	6.3%	99,100	6.1%
Total commercial real estate loans	929,016	52.6%	947,023	53.1%	928,199	53.9%	894,381	53.0%	871,353	53.5%

Residential mortgage loans	433,076	24.5%	426,841	23.9%	385,696	22.4%	368,370	21.8%	356,331	21.9%
Consumer loans	324	0.0%	529	0.0%	585	0.0%	651	0.0%	513	0.0%
Total loans	$1,767,250	100.0%	$1,785,448	100.0%	$1,721,931	100.0%	$1,689,737	100.0%	$1,628,480	100.0%
Less: Allowance for credit losses	(21,619)		(20,208)		(20,032)		(20,031)		(20,031)
Net deferred loan costs (fees)	4,022		4,060		3,183		2,915		2,780
Net loans	$1,749,653		$1,769,300		$1,705,082		$1,672,621		$1,611,229

	2023		2022
	March 31		December 31		September 30		June 30		March 31
Deposits	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total	$ Amount	% of Total
Non-interest bearing demand deposits	$447,450	21.4%	$476,697	23.1%	$535,186	25.9%	$512,284	25.1%	$495,811	25.0%
Interest-bearing demand deposits:
NOW accounts(1)	284,872	13.7%	253,148	12.3%	293,558	14.2%	338,789	16.6%	345,087	17.4%
Money market accounts(1)	392,962	18.8%	438,797	21.2%	412,035	20.0%	399,877	19.6%	414,987	20.9%
Savings accounts	81,150	3.9%	95,241	4.6%	102,909	5.0%	112,276	5.4%	114,427	5.8%
Certificates of deposit
$250,000 or more	338,824	16.2%	314,738	15.2%	280,027	13.6%	255,411	12.5%	241,230	12.1%
Less than $250,000	94,429	4.5%	89,247	4.3%	88,421	4.3%	87,505	4.3%	91,050	4.6%
QwickRate® certificates of deposit	16,952	0.8%	22,163	1.1%	20,154	1.0%	20,154	1.0%	23,136	1.2%
IntraFi® certificates of deposit	53,178	2.5%	25,757	1.2%	46,305	2.2%	32,686	1.6%	39,628	2.0%
Brokered deposits	378,825	18.2%	351,952	17.0%	284,746	13.8%	284,759	13.9%	217,743	11.0%
Total deposits	$2,088,642	100.0%	$2,067,740	100.0%	$2,063,341	100.0%	$2,043,741	100.0%	$1,983,099	100.0%

Borrowings
Federal funds purchased	$ - -	0.0%	$25,500	50.9%	$ - -	0.0%	$ - -	0.0%	$ - -	0.0%
Federal Home Loan Bank advances	- -	0.0%	- -	- -%	- -	- -%	- -	- -%	18,000	42.0%
Subordinated debt	24,645	100.0%	24,624	49.1%	24,603	100.0%	49,560	100.0%	24,845	58.0%
Total borrowings	$24,645	100.0%	$50,124	100.0%	$24,603	100.0%	$49,560	100.0%	$42,845	100.0%

Total deposits and borrowings	$2,113,287		$2,117,864		$2,087,944		$2,093,301		$2,025,944

Core customer funding sources (2)	$1,692,865	81.1%	$1,693,625	80.9%	$1,758,441	85.2%	$1,738,828	85.1%	$1,742,220	87.1%
Wholesale funding sources (3)	395,777	18.9%	399,615	19.1%	304,900	14.8%	304,913	14.9%	258,879	12.9%
Total funding sources	$2,088,642	100.0%	$2,093,240	100.0%	$2,063,341	100.0%	$2,043,741	100.0%	$2,001,099	100.0%

(1)	Includes IntraFi® accounts.
(2)	Includes reciprocal IntraFi Demand®, IntraFi Money Market® and IntraFi CD® deposits, which are maintained by customers.
(3)	Consists of QwickRate® certificates of deposit, brokered deposits, federal funds purchased and Federal Home Loan Bank advances.

John Marshall Bancorp, Inc.

Average Balance Sheets, Interest and Rates (unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
		Interest Income /	Average		Interest Income /	Average
	Average Balance	Expense	Rate	Average Balance	Expense	Rate
Assets:
Securities:
Taxable	$459,817	$2,326	2.05%	$371,602	$1,440	1.57%
Tax-exempt(1)	3,437	24	2.83%	5,006	38	3.08%
Total securities	$463,254	$2,350	2.06%	$376,608	$1,478	1.59%
Loans, net of unearned income(2):
Taxable	1,744,347	20,194	4.70%	1,601,045	18,029	4.57%
Tax-exempt(1)	28,575	292	4.14%	19,488	196	4.08%
Total loans, net of unearned income	$1,772,922	$20,486	4.69%	$1,620,533	$18,225	4.56%
Interest-bearing deposits in other banks	$59,501	$683	4.66%	$186,756	$91	0.20%
Total interest-earning assets	$2,295,677	$23,519	4.15%	$2,183,897	$19,794	3.68%
Total non-interest earning assets	39,018			32,234
Total assets	$2,334,695			$2,216,131
Liabilities & Shareholders’ Equity:
Interest-bearing deposits
NOW accounts	$258,492	$762	1.20%	$324,852	$202	0.25%
Money market accounts	429,073	2,475	2.34%	392,389	350	0.36%
Savings accounts	87,640	245	1.13%	108,375	88	0.33%
Time deposits	814,472	5,077	2.53%	637,469	683	0.43%
Total interest-bearing deposits	$1,589,677	$8,559	2.18%	$1,463,085	$1,323	0.37%
Federal funds purchased	789	9	4.63%	—	—	0.00%
Subordinated debt, net	24,632	349	5.75%	24,769	476	7.79%
Other borrowed funds	6,033	67	4.50%	18,000	30	0.68%
Total interest-bearing liabilities	$1,621,131	$8,984	2.25%	$1,505,854	$1,829	0.49%
Demand deposits	476,462			483,797
Other liabilities	16,821			15,580
Total liabilities	$2,114,414			$2,005,231
Shareholders’ equity	$220,282			$210,900
Total liabilities and shareholders’ equity	$2,334,696			$2,216,131

Tax-equivalent net interest income and spread		$14,535	1.90%		$17,965	3.19%
Less: tax-equivalent adjustment		66			49
Net interest income		$14,469			$17,916

Tax-equivalent interest income/earnings assets			4.15%			3.68%
Interest expense/earning assets			1.58%			0.34%
Net interest margin(3)			2.57%			3.34%

(1)	Tax-equivalent income has been adjusted using the federal statutory tax rate of 21%. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $66 thousand and $49 thousand for the three months ended March 31, 2023 and March 31, 2022, respectively.
(2)	The Company did not have any loans on non-accrual as of March 31, 2023 or March 31, 2022.
(3)	The net interest margin has been calculated on a tax-equivalent basis.

John Marshall Bancorp, Inc.

Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(Dollar amounts in thousands)
	As of and For the Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Regulatory Ratios (Bank)
Total risk-based capital (GAAP)	$290,202	$283,471	$259,940
Less: Losses on available-for-sale securities, net of tax benefit (1)	25,414	28,942	11,277
Less: Losses on held-to-maturity securities, net of tax benefit (1)	13,067	14,421	7,209
Total risk-based capital, excluding losses on available-for-sale and held-to-maturity securities, net of tax benefit (Non-GAAP)	$251,721	$240,108	$241,454

Tier 1 capital (GAAP)	$269,281	$262,960	$239,556
Less: Losses on available-for-sale securities, net of tax benefit (1)	25,414	28,942	11,277
Less: Losses on held-to-maturity securities, net of tax benefit (1)	13,067	14,421	7,209
Tier 1 capital, excluding losses on available-for-sale and held-to-maturity securities, net of tax benefit (Non-GAAP)	$230,800	$219,597	$221,070

Risk weighted assets (GAAP)	$1,805,238	$1,819,305	$1,685,524
Less: Risk weighted available-for-sale securities	58,588	60,894	46,395
Less: Risk weighted held-to-maturity securities	17,611	17,762	18,609
Risk weighted assets, excluding available-for-sale and held-to-maturity securities (Non-GAAP)	$1,729,039	$1,740,649	$1,620,520

Total assets for leverage ratio (GAAP)	$2,333,620	$2,327,939	$2,213,644
Less: Average available-for-sale securities	356,708	362,024	263,669
Less: Average held-to-maturity securities	99,011	100,050	105,357
Total assets for leverage ratio, excluding available-for-sale and held-to-maturity securities (Non-GAAP)	$1,877,901	$1,865,865	$1,844,618

Total risk-based capital ratio (2)
Total risk-based capital ratio (GAAP)	16.1%	15.6%	15.4%
Total risk-based capital ratio (Non-GAAP)	14.6%	13.8%	14.9%

Tier 1 capital ratio (3)
Tier 1 risk-based capital ratio (GAAP)	14.9%	14.4%	14.2%
Tier 1 risk-based capital ratio (Non-GAAP)	13.3%	12.6%	13.6%

Common equity tier 1 ratio (4)
Common equity tier 1 ratio (GAAP)	14.9%	14.4%	14.2%
Common equity tier 1 ratio (Non-GAAP)	13.3%	12.6%	13.6%

Leverage ratio (5)
Leverage ratio (GAAP)	11.5%	11.3%	10.8%
Leverage ratio (Non-GAAP)	12.3%	11.8%	12.0%

Non-interest Income
Non-interest Income (GAAP)	$566		$414
Less: Mark-to-market ("MTM") adjustment on investments related to the Company’s nonqualified deferred compensation ("NQDC") plan	89		(116)
Plus: Losses on sale of available-for-sale securities	(202)		- -
Non-interest income, excluding MTM adjustments on investments related to the Company's NQDC plan and losses on available-for-sale securities (Non-GAAP)	$679		$530

(1)	Includes tax benefit calculated using the federal statutory tax rate of 21%.
(2)	The total risk-based capital ratio is calculated by dividing total risk-based capital by risk weighted assets.
(3)	The tier 1 capital ratio is calculated by dividing tier 1 capital by risk weighted assets.
(4)	The common equity tier 1 ratio is calculated by dividing tier 1 capital by risk weighted assets.
(5)	The leverage ratio is calculated by dividing tier 1 capital by total assets for leverage ratio.